THE GOLDFIELD CORPORATION

PERFORMANCE-BASED BONUS PLAN

_______________________________________

THE GOLDFIELD CORPORATION

Melbourne, Florida

Effective January 1, 2002

I.   PURPOSE

The purpose of The Goldfield Corporation Performance-Based Bonus Plan (the "Plan") is to enhance The Goldfield Corporation's continued growth and profitability through a performance-based compensation program that rewards superior performance.  The Plan is designed to focus a select group of The Goldfield Corporation's officers and key employees on the establishment and implementation of strategic plans that will help ensure the Company's continued growth, profitability and the achievement of superior results by linking a portion of their compensation to the success of the Company.  Accordingly, the Plan is designed to provide participants with incentive compensation opportunities, as determined by the Board, that focus on individual and team contributions through the measurement of specific financial performance goals that are consistent with the Company's corporate objectives.

II.   DEFINITIONS

In addition to terms defined elsewhere in this Plan, the following terms shall have the meanings indicated for purposes of the Plan:

"BASE COMPENSATION" means a Participant's annual base salary earned during the applicable Plan Year.

"BENEFICIARY" means the person designated by a Participant in writing pursuant to Section X of this Plan.

"BOARD" means the board of directors of the Company.

"BONUS AWARD" means the bonus, if any, as determined by the Board, to be paid to a Participant with respect to a Plan Year.

"COMMITTEE" means the Compensation Committee of the Board.

"COMPANY" means The Goldfield Corporation and any successor thereto, including its Subsidiaries.

"PARTICIPANT" means each officer or key employees of the Company who is designated by the Committee as eligible to participate in the Plan and subject to the Board's sole discretion, entitled to receive Bonus Awards under the Plan with respect to a specific Plan Year.

"PERFORMANCE GOALS" means the Company and individual performance goals applicable for the Plan Year, as described in Section VII.

"PLAN" means The Goldfield Corporation Performance-Based Bonus Plan.

"PLAN YEAR" means the fiscal year of the Company.

"SUBSIDIARY" means any corporation, partnership, limited liability company or other entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof, or (b) if a partnership, limited liability company or other entity, fifty (50) percent or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof.  For purposes hereof, the Company and its Subsidiaries will be deemed to have fifty (50) percent or more ownership interest in a partnership, limited liability company or business entity if the Company and its Subsidiaries are allocated fifty (50) percent or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.

"TARGET BONUS LEVEL" means, for any Plan Year, the fixed dollar amount or the percentage of the Participant's Base Compensation deemed by the Board to be the Target Bonus Level for the Participant in that Plan Year.

"TOTAL DISABILITY" means a Participant's incapacity due to physical or mental illness, which entitles the Participant to long-term disability benefits under the Company's long-term disability plan, or, if no such plan is then in place, incapacity that causes the Participant to be absent from his duties on a full time basis for 90 consecutive days or as otherwise provided pursuant to employment agreement.

III.   EFFECTIVE DATE OF PLAN

The Plan shall be effective for the fiscal year beginning January 1, 2002, and for each fiscal year thereafter in which the Committee determines that bonuses will be awarded under the Plan.

IV.   PLAN ADMINISTRATION

The Plan will be administered by the Committee, which is authorized to interpret the Plan and to establish rules and regulations necessary to administer the Plan.  The decisions of the Committee shall be final and binding on all Participants and Beneficiaries.  Not withstanding the establishment of a Target Bonus Level for any Plan Year the Committee and the Board shall have final discretion to determine actual award levels, methods of payment, and whether or not payment shall be made for such Plan Year.  It is expressly understood that participants are at will employees and do not have a property right or interest in this Bonus Plan.

The Committee shall establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings.  A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee.  Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting or, at the direction of its chairman, without a meeting, provided that all members of the Committee are informed of their right to vote on the proposal and of the outcome of the vote thereon.

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith in connection with the administration or interpretation of the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.

V.   PARTICIPANTS

Participants will be selected by the Committee from among officers and key employees working at or for the Company or a Subsidiary who are in a position to make significant contributions to the success of the Company.   In the Committee's discretion, Participants may be added to the Plan or removed from the Plan at any time during the Plan Year.  Participation in the Plan for a particular Plan Year shall not entitle such Participant to participation in the Plan in future Plan Years.

VI.   TARGET BONUS LEVELS

For each Plan Year, the Committee shall recommend to the Board the annual Target Bonus Level for each Participant, denominated as a fixed dollar amount or percentage of Base Compensation in effect at the beginning of the Plan Year (or, if the Participant became a Participant during that Plan Year, at the time the individual became a Participant) or other quantitative standard, such as a percentage of operating income of a Subsidiary for which Participant works.  Each Subsidiary or other operating unit may be eligible to receive an incentive pool, will be available for the officer in charge of Subsidiary or unit to distribute to Participants at his or her discretion based on employee performance.  The Target Bonus Levels shall become effective upon Board approval.  Establishment of a Target Bonus Level for a Participant for a Plan Year shall not imply or require that the same Target Bonus Level for such Participant be set for any subsequent Plan Year.  The Target Bonus Level for a Participant who becomes a Participant after the beginning of a Plan Year shall be adjusted as necessary to reflect the partial year of participation.

For each Plan Year and for each Participant, the Board, upon recommendation from the Committee, shall prescribe a formula to determine the percentages (which may be lesser than or greater than 100%) of the Participant's Target Bonus Level which may, in the discretion of the Board, be payable based upon the degree of attainment of the Performance Goals during the Plan Year.

VII.   PERFORMANCE GOALS

For each Plan Year and with respect to each Participant, the Board shall, upon recommendation from and after consultation with the Committee, select one or more quantitative components and/or individual components that shall serve as Performance Goals for that year, determine the conditions necessary for attainment of any Performance Goals and, if more than one Performance Goal is selected for a Participant, determine the weight given each such goal in determining the Participant's total available Bonus Award.

Quantitative Components:  The Committee is responsible for defining the performance measures which support or correspond with the Company's financial goals, as expressed in the Company's annual business plan for the Plan Year.  In general, quantitative measures of the Company's financial performance during a Plan Year shall be selected by the Committee on a year-to-year basis and may include one or more of the following:  shareholder value, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, net interest income, net interest margin, net interest spread, non-performing assets, total assets, operating expenses, other expenses, other income, loan income, fee income, and any sub-categories or ratios of or between any of the above, on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation.

Individual Component:   Individual performance measures will be established for each Participant.  These measures shall relate to the strategic objectives and/or special projects of the Company and/or a Subsidiary, as applicable, and shall be weighted according to their importance to the Company and/or Subsidiary and the impact of the Participant on their achievement.

The Performance Goals shall be established in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates; provided, however, that while the Company intends that Performance Goals will be objective and will not be subject to adjustment once established, the Board retains the right to adjust Performance Goals in the discretion of the Board. At the end of each Plan Year, the Board will, upon recommendation from the Committee, determine the extent, if any, to which the applicable Performance Goals have been attained in order to determine the Bonus Award, if any, to be paid to each Participant.

VIII.   COMMUNICATION

If a group of employees of a Subsidiary or unit will participate in an incentive pool, the officer in charge of such Subsidiary or unit will be advised of the aggregate Target Bonus Level.

IX.   PAYMENT OF AWARDS

Bonus Awards, if any, shall be payable in cash as soon as practicable after the close of the Plan Year; provided, however, that unless otherwise determined by the Board, Bonus Awards shall be paid by not later than March 15.  In the event of an employee's death, retirement or Total Disability while employed by the Company, the Committee may pay a pro rata portion of his Bonus Award based on the time employed during the Plan Year prior to his death, retirement, or Total Disability unless otherwise determined by the Committee and approved by the Board, if termination of employment is for any other reason, participation in the Plan shall cease and no Bonus Award may be payable.  Any amounts to which a Participant is entitled, if any, shall be paid to the Participant or his Beneficiary or, in the absence of such designation, to his estate.

Notwithstanding anything in this Plan to the contrary, the Bonus Award payable to the Chief Executive Officer of the Company in any Plan Year shall be reduced, to the extent necessary, so that it will not, when added to the Participant's Base Compensation payable in such year, exceed the limitation for deductibility of employee remuneration described in Section 162(m) of the Internal Revenue Code of 1986, as amended.

X.   AMENDMENT OR TERMINATION OF THE PLAN

The Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part, and for any reason and without the consent of any Participant or Beneficiary.  Participants shall not have a claim or cause of action under this Plan if the Board amends, suspends, or terminates this Plan.

XI.   MISCELLANEOUS PROVISIONS

A.            Limitation of Rights

            No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant the right to continue in the Company's employer or to affect the right of the Company to terminate any such Participant's employment or service.  The Plan shall not be treated as an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The Company shall not establish any fund to assist it in paying any Bonus Awards, and no Participant or any other person shall have any right to any specific assets or funds of the Company to satisfy the payment of a Bonus Award.

B.            Disputes

            If a Participant has a dispute regarding his Bonus Award under the Plan, he should prepare a written request for review addressed to the Committee.  The request for review should include any facts supporting the Participant's request as well as any issues or comments the Participant deems pertinent.  The Committee will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant's written request. (If additional time is necessary, the Participant shall be notified in writing.)  The determination of this request shall be final and conclusive upon all persons.

C.            Withholding Taxes

            The Company shall deduct from all payments under the Plan an amount necessary to satisfy federal, state and local tax withholding requirements.

D.            Assignment

            No Participant shall have any right or power to pledge or assign any rights, privileges, or Bonus Awards provided for under the Plan.

E.             Gender and Number

            Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

F.            Governing Law

            This Plan shall be governed by the laws of the State of Florida, without regards to the conflict of law principles thereof.